Exhibit 99.1

Chris Ghidorzi Elected to Mid-Wisconsin Board of Directors

For Immediate Release

Contact:

Jim Warsaw, President & CEO

Mid-Wisconsin Financial Services, Inc.

715-748-8300

MEDFORD, Wis., March 11, 2010 – Mid-Wisconsin Financial Services, Inc. (NASD OTC BB: MWFS.OB) announced today that Chris Ghidorzi, Director of Property Development & Hospitality for C.A. Ghidorzi, Inc. and affiliates in Wausau, has been appointed to its Board of Directors and that of its banking subsidiary, Mid-Wisconsin Bank, a $500 million independent community bank serving numerous communities throughout North Central Wisconsin.

“As Mid-Wisconsin expands our presence in the Wausau market it remains important to have solid representation from the community on our Board.  As a local businessman with experience in the financial services industry, Chris will enhance our already diverse Board of Directors,” stated Dr. Kim Gowey, Chairman of the Board of Mid-Wisconsin Financial Services, Inc. and Mid-Wisconsin Bank.

Ghidorzi obtained his financial services experience as a Director of Equity Trading for Robert W. Baird in Milwaukee.  Serving in this capacity he was responsible for building relationships with clients by providing equity research and trading expertise.  Since returning to Wausau, he has been actively involved in his family’s real estate development and hospitality business, where he is responsible for directing the finances for the property management and hospitality divisions.  He is an active supporter of the youth in the Wausau area and currently serves as Vice President of the Big Brothers Big Sisters of Marathon County Board of Directors.

He is a graduate of Wausau West High School and earned a Bachelor of Science degree in Business Administration with a major in Finance from the University of Wisconsin in Madison.  Although well known for his athletic achievements and as team captain of the 2000 Rose Bowl Champion Wisconsin Badgers, Ghidorzi was also recognized for his work in the classroom and was a District 5 Academic All-American Athlete.

“We are delighted to welcome Chris Ghidorzi to the Board and look forward to a mutually rewarding relationship.  His knowledge of commercial real estate and general business conditions in North Central Wisconsin, more specifically the Wausau market, will bring added insight to our Board and management team as we increase our presence in the area,” stated Jim Warsaw, President & CEO.

About Mid-Wisconsin Financial Services.

Mid-Wisconsin Bank, a subsidiary of Mid-Wisconsin Financial Services, Inc., serves the following communities throughout Northern and Central Wisconsin: Rib Mountain, Weston, Lake Tomahawk, Rhinelander, Minocqua, Eagle River, Phillips, Rib Lake, Medford, Abbotsford, Colby, Neillsville, and Fairchild.  A full range of services from deposits and loans to investments and trust services is available at every location.  Convenient access to services is also available through a customer contact center, a network of ATMs, and through online banking.  For more information, please visit www.midwisc.com.

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